Exhibit 99.1
HANMI FINANCIAL CORPORATION LOGO
HANMI FINANCIAL CORPORATION ENTERS INTO AMENDMENT NO. 2 TO THE SECURITIES
PURCHASE AGREEMENT WITH WOORI FINANCE HOLDINGS
FOR IMMEDIATE RELEASE
November 30, 2010
(Los Angeles, California — HAFC NASDAQ Global Market) Hanmi Financial Corporation (the “Company”), the holding company for Hanmi Bank, announced today that it entered into Amendment No. 2 (“Amendment No. 2”) to the Securities Purchase Agreement, dated May 25, 2010, by and between the Company and Woori Finance Holdings Co. Ltd. (“Woori”), as previously amended by Amendment No. 1 (“Amendment No. 1”) to Securities Purchase Agreement, dated September 30, 2010 (as amended, the “Purchase Agreement”).
The Amendment changes the Outside Date (as that term is defined in the Agreement) from November 15, 2010 to December 31, 2010, frees the Company from exclusivity with Woori, and eliminates the Company’s obligation to pay a termination fee. The Amendment allows the Company, if needed, to pursue further fundraising efforts and/or alternative proposals to acquire control of the Company.
In addition, the termination provision of the Agreement is supplemented by the Amendment to allow either party to terminate the Agreement in the event the Company sells any capital stock at a price per share less than a $1.20, and Woori to terminate the Agreement if sales of the Company’s capital stock prior to the Closing (as that term is defined in the Agreement) would result in Woori acquiring less than 40% of the capital stock of the Company on an as-converted and fully-diluted basis at the Closing, assuming the sale at the Closing of 175 million shares of common stock of the Company to Woori at $1.20 per share.
Finally, the Amendment also provides for a release of the Company by Woori from liability for any losses that Woori may suffer on or after the date of this Amendment as a result of a breach by the Company of the capitalization or material contracts representations in the Agreement. Woori is released by the Company from liability for any losses that the Company may suffer on or after November 15, 2010 as a result of a breach by Woori of the knowledge of conditions representation in the Agreement.
On November 24, 2010, Woori informed the Company that on November 22, 2010, Woori filed a request with the Board of Governors of the Federal Reserve System (“FRB”) that processing of the application Woori filed with the FRB on June 22, 2010 be suspended to allow additional information regarding Woori’s U.S. subsidiary bank to be developed and provided to the FRB. The requested suspension will continue until such time as the FRB staff determines that processing of the application may continue.
“Woori has informed us that it is working diligently with its subsidiary and the subsidiary’s regulators with the goal of receiving all required governmental approvals and closing its proposed $210 million investment in our Company,” said Jay Yoo, President and Chief Executive Officer. “Woori indicated that the suspension allows it additional time to develop the requested information and address any issues raised by the subsidiary’s regulators without requiring Woori to withdraw its application and restarting the application process from the beginning,” added President Yoo.
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Any forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications set forth in this press release, as well as in the Company’s other documents filed with the U.S. Securities and Exchange Commission, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.